Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel,
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

●	Net income of $1.4 million, up $0.2 million, compared to net income of $1.2 million for first quarter of 2017
●	Diluted earnings per share of $0.29, up $0.04, from $0.25 for first quarter of 2017
●	Net interest income of $6.7 million, up $0.4 million, from $6.3 million for first quarter of 2017
●	Income tax expense down $0.2 million as a result of decrease in federal corporate tax rate
●	Non-performing assets of $4.0 million, or 0.55% of total assets

Net Income Summary

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2018	2017
Net income	$1,445	1,216
Diluted earnings per share	0.29	0.25
Return on average assets (annualized)	0.82%	0.73%
Return on average equity (annualized)	7.07%	6.35%
Book value per share	$18.22	17.22

ROCHESTER, MINNESOTA, April 19, 2018 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $722 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.4 million for the first quarter of 2018, an increase of $0.2 million compared to net income of $1.2 million for the first quarter of 2017. Diluted earnings per share for the first quarter of 2018 was $0.29, an increase of $0.04 from diluted earnings per share of $0.25 for the first quarter of 2017. The increase in net income between the periods was due primarily to the $0.4 million increase in net interest income and a $0.2 million decrease in income tax expense as a result of the reduced federal corporate income tax rate for 2018. These increases in net income were partially offset by a $0.2 million increase in the provision for loan losses between the periods due to loan growth, a $0.3 million increase in other non-interest expenses due primarily to an increase in the losses incurred on deposit accounts and an increase in charitable contributions, and a $0.1 million decrease on the gain on sale of loans due to a decrease in single family loan sales between the periods.

President’s Statement

“We continue to be encouraged by the growth in our loan portfolio and the related increase in net interest income,” said Home Federal Savings Bank President and Chief Executive Officer, Bradley Krehbiel. “We intend to continue to focus our efforts on improving the Bank’s core operating results by prudently growing the asset size of the Bank while maintaining the credit quality of our loan portfolio.”

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First Quarter Results

Net Interest Income

Net interest income was $6.7 million for the first quarter of 2018, an increase of $0.4 million, or 7.0%, compared to $6.3 million for the first quarter of 2017. Interest income was $7.2 million for the first quarter of 2018, an increase of $0.5 million, or 7.5%, from $6.7 million for the first quarter of 2017. Interest income increased between the periods primarily because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $37.6 million between the periods, the average interest-earning assets held in higher yielding loans increased $32.4 million and the amount of average interest-earning assets held in lower yielding cash and investments increased $5.2 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of a reduction in loan payoffs between the periods. The average yield earned on interest-earning assets was 4.23% for the first quarter of 2018, an increase of 7 basis points from 4.16% for the first quarter of 2017.

Interest expense was $0.5 million for the first quarter of 2018, an increase of $0.1 million, or 15.5%, compared to $0.4 million in the first quarter of 2017. The average interest rate paid on non-interest and interest-bearing liabilities was 0.31% for the first quarter of 2018, an increase of 3 basis points from 0.28% for the first quarter of 2017. The average interest rate paid increased between the periods due to an increase in the rates paid on certain money market accounts and certificates of deposit that was partially offset by a change in the composition of the average non-interest and interest-bearing liabilities held between the periods. While the average non-interest and interest-bearing liabilities increased $29.3 million between the periods, the average amount held in lower rate checking, savings, and money market accounts decreased $10.4 million, while the average amount held in higher rate premium money market accounts increased $36.6 million and the average amount held in higher rate borrowings and certificates of deposit increased $3.1 million between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2018 was 3.95%, an increase of 4 basis points, compared to 3.91% for the first quarter of 2017.

A summary of the Company’s net interest margin for the three-month periods ended March 31, 2018 and 2017 is as follows:

	For the three-month period ended
	March 31, 2018			March 31, 2017
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$78,274	314	1.63%	$76,197	275	1.46%
Loans held for sale	1,063	11	4.20	1,656	18	4.41
Mortgage loans, net	113,612	1,122	4.01	110,064	1,111	4.09
Commercial loans, net	400,488	4,768	4.83	371,153	4,385	4.79
Consumer loans, net	72,390	877	4.91	72,255	846	4.75
Cash equivalents	20,116	61	1.23	17,036	23	0.55
Federal Home Loan Bank stock	842	5	2.41	786	2	1.03
Total interest-earning assets	686,785	7,158	4.23	649,147	6,660	4.16

Interest-bearing liabilities and non-interest bearing deposits:
Checking	89,644	10	0.05	92,063	20	0.09
Savings	77,174	15	0.08	75,273	15	0.08
Money market	190,413	186	0.40	162,540	105	0.26
Certificates	111,702	257	0.93	101,950	152	0.60
Advances and other borrowings	569	2	1.43	7,399	115	6.30
Total interest-bearing liabilities	469,502			439,225
Non-interest checking	153,266			154,407
Other non-interest bearing escrow deposits	1,541			1,339
Total interest-bearing liabilities and non-interest bearing deposits	$624,309	470	0.31	$594,971	407	0.28
Net interest income		$6,688			$6,253
Net interest rate spread			3.92%			3.88%
Net interest margin			3.95%			3.91%

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Provision for Loan Losses

The provision for loan losses was ($0.1 million) for the first quarter of 2018, an increase of $0.2 million compared to the provision for loan losses of ($0.3 million) for the first quarter of 2017. The provision increased in the first quarter of 2018 primarily because there were fewer credit rating upgrades on commercial loans in the first quarter of 2018 when compared to the first quarter of 2017. Total non-performing assets were $4.0 million at March 31, 2018, an increase of $0.2 million, or 5.99%, from $3.8 million at December 31, 2017. Non-performing loans increased $152,000 and foreclosed and repossessed assets increased $74,000 during the first quarter of 2018.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2018 and 2017 is as follows:

(Dollars in thousands)	2018	2017
Balance at January 1,	$9,311	9,903
Provision	(125)	(270)
Charge offs:
Consumer	(68)	(201)
Single family	(24)	0
Recoveries	35	158
Balance at March 31,	$9,129	9,590

General allowance	$8,181	8,792
Specific allowance	948	798
	$9,129	9,590

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2018	2017
Non-performing loans:
Single family real estate	$838	$949
Commercial real estate	1,557	1,364
Consumer	632	553
Commercial business	269	278
Total	3,296	3,144

Foreclosed and repossessed assets:
Single family real estate	74	0
Commercial real estate	627	627
Total non-performing assets	$3,997	$3,771
Total as a percentage of total assets	0.55%	0.52%
Total non-performing loans	$3,296	$3,144
Total as a percentage of total loans receivable, net	0.56%	0.54%
Allowance for loan losses to non-performing loans	276.94%	296.11%

Delinquency data:
Delinquencies (1)
30+ days	$1,280	$1,789
90+ days	0	0

Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	0.21%	0.30%
90+ days	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.8 million for the first quarter of 2018, a decrease of $0.1 million, or 5.6%, from $1.9 million for the first quarter of 2017. Gain on sales of loans decreased $0.1 million between the periods primarily because of a decrease in the gains recognized on the sale of single family loans due to a decrease in loan origination and sales. Fees and service charges decreased $0.1 million between the periods due primarily to a decrease in overdraft fees. These decreases in non-interest income were partially offset by a slight increase in other income related to the sale of uninsured investment products between the periods.

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    Non-interest expense was $6.6 million for the first quarter of 2018, an increase of $0.3 million, or 3.3%, from $6.3 million for the first quarter of 2017. Other non-interest expenses increased $0.3 million due primarily to an increase in the losses incurred on deposit accounts and an increase in charitable contributions. Occupancy and equipment expense increased $0.1 million between the periods due to an increase in non-capitalized equipment purchases. These increases in non-interest expense were partially offset by a $0.1 million decrease in compensation and benefits expense due primarily to a decrease in the number of employees between the periods.

Income tax expense was $0.6 million for the first quarter of 2018, a decrease of $0.2 million from $0.8 million for the first quarter of 2017. The decrease in income tax expense between the periods is primarily the result of a decrease in the federal corporate income tax rate due to the tax law changes that were enacted in the fourth quarter of 2017.

Return on Assets and Equity

Return on average assets (annualized) for the first quarter of 2018 was 0.82%, compared to 0.73% for the first quarter of 2017. Return on average equity (annualized) was 7.07% for the first quarter of 2018, compared to 6.35% for the first quarter of 2017. Book value per common share at March 31, 2018 was $18.22, compared to $17.22 at March 31, 2017.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates thirteen full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Owatonna, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates two loan origination offices located in Sartell, Minnesota and Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the extent of the positive impact of the lower federal tax rates on future earnings; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

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A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2018	2017
	(unaudited)
Assets
Cash and cash equivalents	$26,576	37,564
Securities available for sale:
Mortgage-backed and related securities (amortized cost $9,653 and $5,148)	9,455	5,068
Other marketable securities (amortized cost $73,428 and $73,653)	71,719	72,404
	81,174	77,472

Loans held for sale	2,234	1,837
Loans receivable, net	591,840	585,931
Accrued interest receivable	2,104	2,344
Real estate, net	701	627
Federal Home Loan Bank stock, at cost	867	817
Mortgage servicing rights, net	1,724	1,724
Premises and equipment, net	8,347	8,226
Goodwill	802	802
Core deposit intangible	330	355
Prepaid expenses and other assets	1,806	1,314
Deferred tax asset, net	3,834	3,672
Total assets	$722,339	722,685

Liabilities and Stockholders’ Equity
Deposits	$633,805	635,601
Accrued interest payable	197	146
Customer escrows	1,895	1,147
Accrued expenses and other liabilities	4,386	4,973
Total liabilities	640,283	641,867
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued shares 0	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,540	50,623
Retained earnings, subject to certain restrictions	92,964	91,448
Accumulated other comprehensive loss	(1,374)	(957)
Unearned employee stock ownership plan shares	(1,982)	(2,030)
Treasury stock, at cost 4,624,428 and 4,631,124 shares	(58,183)	(58,357)
Total stockholders’ equity	82,056	80,818
Total liabilities and stockholders’ equity	$722,339	722,685

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2018	2017
Interest income:
Loans receivable	$6,778	6,360
Securities available for sale:
Mortgage-backed and related	42	7
Other marketable	272	268
Cash equivalents	61	23
Other	5	2
Total interest income	7,158	6,660

Interest expense:
Deposits	468	292
Federal Home Loan Bank advances and other borrowings	2	115
Total interest expense	470	407
Net interest income	6,688	6,253
Provision for loan losses	(125)	(270)
Net interest income after provision for loan losses	6,813	6,523

Non-interest income:
Fees and service charges	766	825
Loan servicing fees	301	301
Gain on sales of loans	444	519
Other	265	236
Total non-interest income	1,776	1,881

Non-interest expense:
Compensation and benefits	3,824	3,944
Occupancy and equipment	1,097	1,040
Data processing	295	291
Professional services	249	259
Other	1,089	813
Total non-interest expense	6,554	6,347
Income before income tax expense	2,035	2,057
Income tax expense	590	841
Net income	1,445	1,216
Other comprehensive (loss) income, net of tax	(346)	188
Comprehensive income attributable to common shareholders	$1,099	1,404
Basic earnings per share	$0.34	0.29
Diluted earnings per share	$0.29	0.25

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data:	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2018	2017
I. OPERATING DATA:
Interest income	$7,158	6,660
Interest expense	470	407
Net interest income	6,688	6,253

II. AVERAGE BALANCES:
Assets (1)	711,777	676,426
Loans receivable, net	586,490	553,472
Securities available for sale (1)	78,274	76,197
Interest-earning assets (1)	686,785	649,147
Interest-bearing and non-interest bearing deposits and borrowings	624,309	594,971
Equity (1)	82,956	77,701

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.82%	0.73%
Interest rate spread information:
Average during period	3.92	3.88
End of period	3.86	3.96
Net interest margin	3.95	3.91
Ratio of operating expense to average total assets (annualized)	3.73	3.81
Return on average equity (annualized)	7.07	6.35
Efficiency	77.43	78.03
	March 31,	December 31,	March 31,
	2018	2017	2017
IV. EMPLOYEE DATA:
Number of full time equivalent employees	184	187	197

V. ASSET QUALITY:
Total non-performing assets	$3,997	3,771	4,092
Non-performing assets to total assets	0.55%	0.52%	0.60%
Non-performing loans to total loans receivable, net	0.56	0.54	0.61
Allowance for loan losses	$9,129	9,311	9,590
Allowance for loan losses to total assets	1.26%	1.29%	1.41%
Allowance for loan losses to total loans receivable, net	1.54	1.59	1.70
Allowance for loan losses to non-performing loans	276.94	296.11	279.29

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$18.22	17.97	17.22
	Three Months Ended Mar 31, 2018	Year Ended Dec 31, 2017	Three Months Ended Mar 31, 2017
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.36%	11.18%	11.37%
Average stockholders’ equity to average assets (1)	11.65	11.43	11.49
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	110.01	109.29	109.11
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	12.67	12.45	13.45
Tier 1 capital leverage ratio	10.97	10.68	11.74
Tier 1 capital ratio	12.67	12.45	13.45
Risk-based capital	13.93	13.71	14.70

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

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